Purchase Agreement

This Purchase Agreement (the “Agreement”) is made effective as of December 18, 2009 by and between DongYing (Jiangsu) Pharmaceutical Limited Company, the 100% owned subsidiary of Sinobiopharma, Inc. (“DongYing”), located at No. 2 Zhongtian Road, Nantong, Jiangsu, 226009, P. R. China and Meisu Jining Secience and Technology (Nanjing) Limited Company (“ Meisu Jining”), located at Hubing Xincun, Jiangning Economic and Technology Development District, Nanjing, Jiangsu, 210000, P. R. China, to transfer the right of the Approval Certificate of Clinical Trial of Eplerenone Tablets (the “Certificate”) owned by Meisu Jining to DongYing.

In reliance upon and in consideration of the following undertakings, the parties agree as followings:

1.
Meisu Jining owns the Approval Certificate of Clinical Trial of Eplerenone Tablets issued by China National Food And Drug Administration, the certificate number is 2007L01305, DongYing, within 5 days after this Agreement being signed, issue 3,000,000 common shares to Meisu Jining to buy this Certificate.

2.	Meisu Jining should transfer all related technical documents and materials to DongYing within 5 days after this Agreement being signed.
3.	After this Agreement become effective, DongYing has the sole ownership to the Certificate. Meisu Jining can not transfer this Certificate to any third party.
4.	If any dispute arises between the parties with respect to the matters covered by this Agreement, the lawsuit will file to the jurisdiction at the plaintiff’s location.
5.	This Agreement becomes effective when both party sign or stamp. Both parties have a copy of this Agreement and both copy has equal effectiveness

/s/ Meisu Jining Secience and Technology (Nanjing) Ltd.

Meisu Jining Secience and Technology (Nanjing) Ltd.

Date: 12/18/09

/s/ DongYing (Jiangsu) Pharmaceutical Ltd.

DongYing (Jiangsu) Pharmaceutical Ltd.

Date: 12/18/09